                                                                       EXHIBIT 5
                 [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                               July 2, 1997
(213) 229-7000                                                     C 91007-03980



The Times Mirror Company
Times Mirror Square
Los Angeles, California  90053

          Re:  Public Offering of $500,000,000 aggregate
               principal amount at maturity of Liquid
               Yield Option(TM) Notes due April 15, 2017
               -----------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to The Times Mirror Company, a Delaware corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $500,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due April 15, 2017 (the LYONs(TM)) on April 15, 1997 and April 28, 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and (ii) the filing of a Registration Statement to which this opinion is an Exhibit (the "Registration Statement") with respect to the offer and sale of the LYONs by the several holders of the LYONs (the "Selling Holders").

          We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the LYONs and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.

          Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

The Times Mirror Company
July 2, 1997
Page 2


            (a) the LYONs are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company entitled to the benefits of the Indenture dated as of April 15, 1997 by and between the Company and Citibank, N.A., as now or hereafter supplemented, under which the LYONs were issued (the "Indenture"); and

            (b) the shares of Series A Common Stock, par value $1.00 per share, of the Company issuable upon conversion of the LYONs (the "Shares"), when issued in accordance with the terms of the Indenture, will be legally issued, fully paid and non-assessable.

          Our opinions set forth above are subject to the following assumptions and qualifications:

            (a) at the time any of the LYONs are offered or sold, (i) the Registration Statement will be effective or the LYONs will be sold in a transaction exempt from the requirements of the Act, and (ii) all applicable "Blue Sky" and state securities laws will have been complied with; and

            (b) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

          Our opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally, (b) general principles of equity that may limit the enforceability of any of the remedies, covenants or other provisions of the LYONs and the Indenture and (c) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

          In addition, we express no opinion as to: (a) any provisions of the LYONs or the Indenture regarding the remedies available to any person (1) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the LYONs or the Indenture or (2) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the LYONs or the Indenture; or (b) the provisions of the LYONs or the Indenture that may provide for interest on interest or penalty interest.

The Times Mirror Company
July 2, 1997
Page 3


          The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to Delaware, New York and federal law.

          You have informed us that the Selling Holders may issue the LYONs or the Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws referred to above as in effect on the date hereof.

          We hereby consent to the use of our name under the caption "Certain Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                              Very truly yours,



                              GIBSON, DUNN & CRUTCHER LLP


PFZ/SNG
LC971780.095